Exhibit 99.1

ORBITAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2013 FINANCIAL RESULTS

— Record Quarterly Revenues and Strong EPS and Cash Flow Reported —

 — 2014 Financial Guidance and Operational Outlook Provided —

(Dulles, VA 13 February 2014) — Orbital Sciences Corporation (NYSE: ORB) today reported its fourth quarter and full year 2013 financial results.  Fourth quarter 2013 revenues were $375.4 million, a new quarterly record for the company, compared to $354.6 million in the fourth quarter of 2012.  Fourth quarter 2013 operating income was $30.5 million, or 8.1% operating margin, compared to $31.3 million, or 8.8% operating margin, in the fourth quarter of 2012.

Net income in the fourth quarter of 2013 was $16.9 million, or $0.28 diluted earnings per share, compared to $13.9 million, or $0.23 diluted earnings per share, in the fourth quarter of 2012.  Adjusted net income* was $18.2 million, or $0.30 adjusted diluted earnings per share*, in the fourth quarter of 2013.  Orbital's free cash flow* in the fourth quarter of 2013 was $12.7 million compared to $0.3 million in the fourth quarter of 2012.

Full year 2013 revenues were $1,365.3 million, compared to $1,436.8 million in 2012.  Operating income was $113.5 million in 2013, or 8.3% operating margin, compared to $112.6 million, or 7.8% operating margin, in 2012.  Full year 2013 net income was $68.4 million, or $1.13 diluted earnings per share, compared to $61.0 million, or $1.02 diluted earnings per share, in 2012.  Adjusted net income was $69.7 million, or $1.15 adjusted diluted earnings per share, in 2013.  Full year free cash flow was positive $17.0 million in 2013, compared to negative $34.3 million in 2012.

Mr. David W. Thompson, Orbital's Chairman and Chief Executive Officer, said, "Orbital's fourth quarter financial results reflected solid growth in revenues, earnings per share and free cash flow, and capped a very successful year in 2013.  The company's operations last year were highlighted by the successful introduction of our Antares medium-class space launch vehicle and Cygnus cargo logistics spacecraft, as we concluded a multi-year research and development program to create these products and set the stage for expanded operational performance in 2014 and beyond."  He added, "With new orders and option exercises for 38 major launch vehicles and satellites and other new business wins last year valued at $2.3 billion, Orbital looks forward to a promising year in 2014."
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* "Adjusted net income," "adjusted diluted earnings per share" and "free cash flow" are non-GAAP financial measures.  For additional details concerning these measures, please refer to the sections of this press release entitled "Cash Flow" and "Disclosure of Non-GAAP Financial Measures."

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Orbital Sciences Corporation s 45101 Warp Drive, Dulles, VA 20166 s 703-406-5000

Orbital Announces Fourth Quarter 2013 Financial Results

Financial Highlights

	Fourth Quarter		Full Year
($ in millions, except per share data)	2013	2012	2013	2012
Revenues	$375.4	$354.6	$1,365.3	$1,436.8
Operating Income	30.5	31.3	113.5	112.6
Net Income	16.9	13.9	68.4	61.0
Adjusted Net Income(1)	18.2	17.4	69.7	64.5
Diluted Earnings Per Share	$0.28	$0.23	$1.13	$1.02
Adjusted Diluted Earnings Per Share(1)	$0.30	$0.29	$1.15	$1.08
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 (1)    "Adjusted net income" and "adjusted diluted earnings per share" are non-GAAP financial measures.  For additional details, please refer to the section of this press release entitled "Disclosure of Non-GAAP Financial Measures."

Revenues increased $20.8 million, or 6%, in the fourth quarter of 2013 compared to the fourth quarter of 2012.  Revenues increased $21.3 million in the launch vehicles segment and $16.3 million in the advanced space programs segment.  Revenues declined $20.5 million in the satellites and space systems segment.  Intersegment revenue eliminations decreased $3.7 million.

Operating income decreased $0.8 million, or 3%, in the fourth quarter of 2013 compared to the fourth quarter of 2012.  Operating income declined $11.8 million in the satellites and space systems segment, but increased $5.9 million in the advanced space programs segment and $5.1 million in the launch vehicles segment.

Adjusted net income was $18.2 million, or $0.30 adjusted diluted earnings per share, in the fourth quarter of 2013, compared to adjusted net income of $17.4 million, or $0.29 adjusted diluted earnings per share, in the fourth quarter of 2012.  These adjusted results exclude the impact of certain transactions that are not reflective of recurring operations.  Fourth quarter 2013 results reflected a $1.6 million improvement due to a reduction in interest expense attributable to the company's refinancing of its debt in the fourth quarter of 2012.

Full year 2013 revenues decreased $71.5 million, or 5%, compared to full year 2012.  Revenues declined $108.7 million in the satellites and space systems segment and $0.7 million in the advanced space programs segment, partly offset by a revenue increase of $24.4 million in the launch vehicles segment and a $13.5 million reduction in intersegment revenue eliminations.

Full year 2013 operating income increased $0.9 million, or 1%, compared to full year 2012 operating income.  Operating income increased $12.6 million in the launch vehicles segment, but decreased $12.3 million in the satellites and space systems segment and $1.5 million in the advanced space programs segment.  Full year 2012 also included $2.1 million of costs related to a potential acquisition that was not consummated.

Adjusted net income was $69.7 million, or $1.15 adjusted diluted earnings per share in 2013, compared to adjusted net income of $64.5 million, or $1.08 adjusted diluted earnings per share, in 2012.  Full year 2013 results reflected a $6.7 million improvement due to lower interest expense attributable to the company's refinancing of its debt in the fourth quarter of 2012.

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Orbital Announces Fourth Quarter 2013 Financial Results

Segment Results

Launch Vehicles

	Fourth Quarter			Full Year
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$155.5	$134.2	16%	$551.7	$527.3	5%
Operating Income	15.0	9.9	52%	48.8	36.2	35%
Operating Margin	9.6%	7.4%		8.8%	6.9%

Launch vehicles segment revenues increased $21.3 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily due to increased activity on missile defense interceptors for the Ground-based Midcourse Defense (GMD) program and Antares launch vehicles for the Commercial Resupply Services (CRS) program.  These revenue improvements were partially offset by lower revenues from certain space and target launch vehicles.

Segment operating income increased $5.1 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 principally due to increased activity and improved profit margins from Antares launch vehicles and missile defense interceptors.  Segment operating margin increased primarily due to the profit margin improvements from GMD missile defense interceptors and CRS Antares launch vehicles.

Satellites and Space Systems

	Fourth Quarter			Full Year
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$104.8	$125.3	(16%)	$387.5	$496.2	(22%)
Operating Income	4.3	16.1	(73%)	33.9	46.2	(27%)
Operating Margin	4.1%	12.8%		8.7%	9.3%

Satellites and space systems segment revenues decreased $20.5 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily due to decreased activity on commercial communications satellite contracts attributable to the completion of several satellites in late 2012 and early 2013.

Segment operating income decreased $11.8 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 principally due to decreased activity on commercial communications satellite contracts and favorable changes in profit estimates in the fourth quarter of 2012 on contracts that were substantially completed.  Segment operating margin decreased primarily due to the effect of the favorable changes in contract profit estimates recognized in the fourth quarter of 2012.

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Orbital Announces Fourth Quarter 2013 Financial Results

Advanced Space Programs

	Fourth Quarter			Full Year
($ in millions)	2013	2012	% Change	2013	2012	% Change
Revenues	$118.3	$102.0	16%	$469.4	$470.1	NM
Operating Income	11.2	5.3	111%	30.8	32.3	(5%)
Operating Margin	9.5%	5.2%		6.6%	6.9%

Advanced space programs segment revenues increased $16.3 million in the fourth quarter of 2013 compared to the fourth quarter of 2012 primarily due to activity on a new advanced programs contract awarded in 2013, partially offset by decreased activity on national security satellite contracts.

Segment operating income increased $5.9 million principally due to a profit margin improvement on the CRS contract and activity on a new advanced programs contract awarded in 2013.  Segment operating margin increased mainly due to the margin improvement on the CRS contract.

Cash Flow

	Fourth Quarter	Full Year
($ in millions)	2013	2013
Net cash provided by operating activities	$20.8	$52.6
Capital expenditures	(8.1)	(35.6)
Free cash flow	12.7	17.0
Proceeds from sale of investments	12.8	12.8
Other, net	(1.0)	3.7
Net increase in cash	24.5	33.5
Beginning cash balance	241.3	232.3
Ending cash balance	$265.8	$265.8

New Business Highlights

In the fourth quarter of 2013, Orbital recorded approximately $155 million in new firm and option contract bookings.  In addition, the company received approximately $470 million of option exercises under existing contracts.  For full year 2013, Orbital received approximately $1.70 billion in firm and option bookings and approximately $640 million of option exercises under existing contracts.  As of December 31, 2013, the company's firm contract backlog was approximately $2.15 billion and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $5.16 billion.

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Orbital Announces Fourth Quarter 2013 Financial Results

Operational Highlights

In the fourth quarter of 2013, Orbital successfully carried out several important satellite and launch vehicle missions for its customers, highlighted by the completion of the Commercial Orbital Transportation Services (COTS) demonstration mission to the International Space Station (ISS) for NASA in October.  This successful demonstration mission marked the completion of the research and development phase of the Antares rocket and Cygnus spacecraft projects, paving the way for the company's first operational cargo delivery mission to the ISS under the CRS contract, which was launched in January 2014.  Also in the fourth quarter, the company launched its 25th Minotaur rocket for the U.S. Air Force from Wallops Island, Virginia, deployed the SES-8 commercial communications satellite for SES of Luxembourg, conducted two short-range Coyote target launches for the U.S. Navy, and launched four suborbital research rockets carrying scientific experiments for NASA.  For all of 2013, Orbital averaged approximately one satellite or rocket mission, major test event or product delivery to customers per week, making it one of the busiest periods in the company's history.

Orbital expects another active year of operations in 2014, with up to 60 operational events planned this year.  These will include three CRS missions (including the CRS-1 mission launched in January) using the Antares rocket and Cygnus spacecraft, the deployment of an Earth science satellite for NASA and commercial communications satellites for Thaicom of Thailand and Hispasat of Spain, as well as numerous launches of missile defense vehicles and smaller research rockets, and product deliveries to customers for future use.

2014 Financial Guidance

The company updated its 2014 preliminary outlook provided in October 2013 with the following financial guidance for 2014:

2014
Revenues ($ in millions)	$1,450 - $1,500
Operating Income Margin	7.25% - 7.75%
Diluted Earnings per Share	$1.10 - $1.20
Free Cash Flow ($ in millions)	$120 - $140

The guidance for 2014 is based on a variety of assumptions about future business conditions and operational events, including new business bookings, U.S. Government budget levels, production and operational schedules and tax policies.  This guidance assumes that the effective income tax rate will be between 35% and 37% in 2014.

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Orbital Announces Fourth Quarter 2013 Financial Results

Disclosure of Non-GAAP Financial Measures

We define free cash flow as GAAP (U.S. Generally Accepted Accounting Principles) net cash provided by operating activities less capital expenditures for property, plant and equipment, plus net proceeds from disposition of property in 2012.  A reconciliation of free cash flow to net cash provided by operating activities for 2013 is included above in the section entitled "Cash Flow."  Management believes that the company's presentation of free cash flow is useful because it provides investors with an important perspective on the company's liquidity, financial flexibility and ability to fund operations and service debt.

Adjusted net income is defined as GAAP net income adjusted to exclude the following:  (i) a $10 million charge ($6.1 million after tax) in 2013 to write off an option payment in connection with a business agreement that was terminated in the fourth quarter of 2013 in connection with the conclusion of litigation, (ii) a $3.7 million gain ($3.7 million after tax) on the sale of investments in the fourth quarter of 2013, (iii) $10.3 million ($6.3 million after tax) of debt extinguishment expense in the fourth quarter of 2012 and (iv) favorable income tax adjustments pertaining to extraterritorial income exclusions in 2013 and 2012.  Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares.  These measures are provided so investors can more easily compare current and prior period results without the impact of these significant charges and adjustments.  The reconciliation of GAAP net income to adjusted net income is as follows:

	Fourth Quarter		Full Year
($ in millions, except per share data)	2013	2012	2013	2012
GAAP net income	$16.9	$13.9	$68.4	$61.0
Adjustments, net of tax
Business agreement termination charge	6.1	—	6.1	—
Gain on sale of investments	(3.7)	—	(3.7)	—
Debt extinguishment expense	—	6.3	—	6.3
ETI tax adjustments (1)	(1.1)	(2.8)	(1.1)	(2.8)
Adjusted net income	$18.2	$17.4	$69.7	$64.5
Adjusted diluted earnings per share	$0.30	$0.29	$1.15	$1.08
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(1) These favorable income tax adjustments pertain to extraterritorial income (ETI) exclusions.

Orbital does not intend for the above non-GAAP financial measures to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define these measures differently.

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Orbital Announces Fourth Quarter 2013 Financial Results

Social Media Disclosure

Orbital communicates material financial information to its investors using press releases, SEC filings, its investor relations website, public conference calls and webcasts.  From time to time, Orbital communicates information regarding its business and operations, such as new contract awards and mission updates, via Twitter and Facebook.  It is possible that the information disclosed through such social media channels could be deemed to be material.  Therefore, we encourage investors, the media, and others interested in Orbital to review the information we disclose through Twitter at https://twitter.com/OrbitalSciences and on Facebook at https://facebook.com/OrbitalSciencesCorp.

About Orbital

Orbital develops and manufactures small- and medium-class rockets and space systems for commercial, military and civil government customers.  The company's primary products are satellites and launch vehicles, including low-Earth orbit, geosynchronous-Earth orbit and planetary exploration spacecraft for communications, remote sensing, scientific and defense missions; human-rated space systems for Earth-orbit, lunar and other missions; ground- and air-launched rockets that deliver satellites into orbit; missile defense systems that are used as interceptor and target vehicles; and advanced flight systems for atmospheric and space missions.  Orbital also provides satellite subsystems and space-related technical services to U.S. Government agencies and laboratories.  More information about Orbital can be found at http://www.orbital.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, those related to our financial outlook, liquidity, goals, business strategy, projected plans and objectives of management for future operating results and forecasts of future events.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements often include the words "anticipate," "forecast," "expect," "believe," "should," "will," "intend," "plan" and words of similar substance.  Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement.  Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, including the impact of  sequestration under the Budget Control Act of 2011, new product development programs, the availability of key product components, product performance and market acceptance of products and technologies, achievement of contractual milestones, government contract procurement and termination risks and income tax rates, as well as other risk factors and business considerations described in the company's SEC filings, including its annual report on Form 10-K, may materially impact Orbital's actual financial and operational results.  Orbital assumes no obligation for updating the information contained in this press release.

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Orbital Announces Fourth Quarter 2013 Financial Results

A transcript of the earnings teleconference call will be available on Orbital's website at http://www.orbital.com/Investor.

Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

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Orbital Announces Fourth Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Consolidated Income Statements
(in thousands, except per share data)

	Fourth Quarter		Full Year
	2013	2012	2013	2012

Revenues	$375,401	$354,589	$1,365,271	$1,436,769
Cost of revenues	309,989	263,852	1,062,466	1,097,190
Research and development expenses	10,763	31,483	89,233	114,205
Selling, general and administrative expenses	24,122	27,935	100,027	112,803
Income from operations	30,527	31,319	113,545	112,571
Interest expense	(1,118)	(2,711)	(4,556)	(11,275)
Other	(6,640)	(10,206)	(5,368)	(9,512)
Income before income taxes	22,769	18,402	103,621	91,784
Income taxes	(5,834)	(4,454)	(35,255)	(30,778)
Net income	$16,935	$13,948	$68,366	$61,006

Basic income per share	$0.28	$0.23	$1.13	$1.03
Diluted income per share	0.28	0.23	1.13	1.02

Shares used in computing basic income per share	60,474	59,511	60,161	59,165
Shares used in computing diluted income per share	60,775	59,762	60,444	59,457

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Orbital Announces Fourth Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Segment Information
(in millions)

	Fourth Quarter		Full Year
	2013	2012	2013	2012
Revenues:
Launch Vehicles	$155.5	$134.2	$551.7	$527.3
Satellites and Space Systems	104.8	125.3	387.5	496.2
Advanced Space Programs	118.3	102.0	469.4	470.1
Eliminations	(3.2)	(6.9)	(43.3)	(56.8)
Total revenues	$375.4	$354.6	$1,365.3	$1,436.8

Income from operations:
Launch Vehicles	$15.0	$9.9	$48.8	$36.2
Satellites and Space Systems	4.3	16.1	33.9	46.2
Advanced Space Programs	11.2	5.3	30.8	32.3
Corporate and Other	—	—	—	(2.1)
Total income from operations	$30.5	$31.3	$113.5	$112.6

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Orbital Announces Fourth Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2013	2012
Assets
Cash	$265,837	$232,324
Receivables	583,518	499,222
Inventories	61,675	61,251
Deferred income taxes, net	30,154	38,216
Other current assets	9,889	17,810
Total current assets	951,073	848,823
Property, plant and equipment, net	246,060	251,360
Goodwill	71,260	75,261
Other non-current assets	16,368	36,010
Total assets	$1,284,761	$1,211,454

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$281,631	$257,113
Deferred revenues and customer advances	21,250	62,098
Current portion of long-term debt	8,236	7,500
Total current liabilities	311,117	326,711
Long-term debt	135,000	143,236
Deferred income taxes, net	26,611	10,879
Other non-current liabilities	16,732	17,082
Total stockholders' equity	795,301	713,546
Total liabilities and stockholders' equity	$1,284,761	$1,211,454

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Orbital Announces Fourth Quarter 2013 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Fourth Quarter	Full Year
	2013	2013

Net income	$16,935	$68,366
Depreciation and amortization	10,455	41,479
Deferred income taxes	2,629	22,843
Changes in assets and liabilities	(17,705)	(91,963)
Other	8,509	11,890
Net cash provided by operating activities	20,823	52,615
Capital expenditures	(8,126)	(35,655)
Proceeds from sale of investments	12,836	12,836
Purchase price adjustment	—	4,000
Net cash provided by (used in) investing activities	4,710	(18,819)
Principal payments on long-term debt	(1,875)	(7,500)
Net proceeds from issuance of common stock and other	868	7,217
Net cash used in financing activities	(1,007)	(283)
Net increase in cash	24,526	33,513
Cash, beginning of period	241,311	232,324
Cash, end of period	$265,837	$265,837

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